                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                             9 MONTHS
                                              ENDING                            12 MONTHS ENDING
                                            ----------   ---------------------------------------------------------------
                               12/31/97      9/30/97      12/31/96     12/31/95     12/31/94     12/31/93     12/31/92
                              -----------   ----------   ----------   ----------   ----------   ----------   -----------
Income from continuing
  operations before
  provision for income
  taxes.....................   60,208,000   38,904,000   36,112,000   18,138,000   (4,663,000)  (7,032,000)  (19,743,000)
Add back:
  Portion of rents
    representative of
    interest expense........
  Amortization of debt
    issuance costs..........    4,079,000    3,087,000    4,548,000      670,000       86,000
  Interest expense..........   65,035,000   41,139,000   23,337,000   13,138,000   17,686,000   15,187,000    14,208,000
                              -----------   ----------   ----------   ----------   ----------   ----------   -----------
Income as adjusted..........  129,322,000   83,130,000   63,997,000   31,946,000   13,029,000    8,155,000    (5,535,000)
                              -----------   ----------   ----------   ----------   ----------   ----------   -----------
Fixed charges:
  Interest expense..........   65,035,000   41,139,000   23,337,000   13,138,000   17,606,000   15,187,000    14,208,000
  Amortization of debt
    issuance costs..........    4,079,000    3,087,000    4,548,000      670,000       86,000           --            --
  Rents.....................
  Portion of rents
    representative of
    interest expense........           --           --           --           --           --           --            --
                              -----------   ----------   ----------   ----------   ----------   ----------   -----------
         Total fixed
           charges..........   69,114,000   44,226,000   27,885,000   13,808,000   17,692,000   15,187,000    14,208,000
                              -----------   ----------   ----------   ----------   ----------   ----------   -----------
Ratio of Earnings to Fixed
  Charges...................         1.87         1.88         2.30         2.31         0.74         0.54         (0.39)
Earnings inadequate to cover
  fixed charges by:.........          n/a          n/a          n/a          n/a    4,663,000    7,032,000    19,743,000
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